Exhibit 10.8

101 Main Street, 12th Floor

Cambridge, MA 02140

December 24, 2024

Catherine Madigan

Re: Employment Offer

Dear Kate:

I am pleased to offer you employment with Hemab Therapeutics (“Hemab” or the “Company”). The initial terms and conditions of your employment, should you accept this offer, are set forth below (the “Agreement”).

1. Position. Your position will be Chief Medical Officer (“CMO”), reporting to Benny Sørensen, Chief Executive Officer. You will have such duties as the Company determines. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) time), except that, with the advance written approval of the Company’s CEO or Board, you may join up to two (2) outside boards of directors, provided that such board roles do not compete with the Company or conflict with your duties to the Company.

2. Start Date. The first day of your employment for purposes of this Agreement will be Start Date, unless another date is mutually agreed to by you and the Company (such actual first day of employment, the “Start Date”).

3. Salary. Initially, the Company will pay you a base salary at the rate of $485,000 annually. Your base salary will be subject to adjustment from time to time at the Company’s discretion. Your base salary in effect from time to time is referred to herein as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and shall be subject to applicable deductions and withholdings.

4. Annual Bonus. You will be eligible for an annual cash bonus of up to 40% of your Base Salary. The criteria for any bonus, whether a bonus is awarded, and the amount of any bonus each shall be determined by the Company in its sole discretion. The bonus target percentage is subject to change. To earn any bonus, you must be employed with the Company on the date the bonus is paid. Any bonus for the year in which the Start Date occurs shall be prorated based on when the Start Date occurs.

5. Equity. Subject to the approval of the Company’s Board of Directors (including any committee thereof, the “Board”) you will be granted an option to purchase [______] shares of the Company’s common stock, which equals 0.9% of the Company’s shares outstanding on a fully-diluted basis as of the date of this Agreement, including for such purposes the exercise of all options and warrants, the conversion of all convertible securities and all shares reserved for issuance under the Company’s equity incentive plans (the “Option”). The exercise price per share of such Option will be equal to the fair market value per share of the Company’s common stock as of the date on which such Option is granted, as determined by the Board. The Option is subject in all respects to the Company’s stock plan and the associated stock option agreement required to be entered into by you and the Company (the “Equity Documents”).

6. Benefits. You will be eligible for the employee benefits the Company provides to senior executives from time to time, subject to the terms and conditions of the Company’s benefit plans and other applicable policies.

7. At-Will Employment; Accrued Obligations; Resignation(s) in Connection with Termination. Your employment with the Company is at-will, meaning either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its discretion. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). In connection with the termination of your employment for any reason, you agree to (i) resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s); (ii) transition, or assist in transitioning, all Company accounts, passwords, access, signatory authority, systems, information, business relationships and customers, in each case (in the case of (ii) only) to the extent reasonably requested by the Company.

8. Severance. In the event you actually commence employment with the Company and the Company then terminates your employment without Cause, or the Company then terminates your employment for Good Reason (in each case as defined below) and provided you (i) enter into, do not revoke and comply with the terms of a separation agreement and release in the form provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities, nondisparagement obligations, a seven-business day revocation period and a twelve-month post-employment noncompetition obligation, substantially in the form attached as Exhibit A (the “Release”) within the time period provided in the Release but in no event later than 60 days after the Date of Termination (the “Release Requirement”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) comply with the Restrictive Covenant Agreement, then in addition to the Accrued Obligations, the Company will provide you with the following “Severance Benefits”:

(a) continuation of your Base Salary as of the Date of Termination for the six (6) month period that immediately follows the Date of Termination (the “Salary Continuation Payments,” and such period, the “Severance Period”); provided in the event you breach any of the Restrictive Covenant Obligations, all payments of the Salary Continuation Payments shall immediately cease; and

(b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earliest of (i) the end of the Severance Period; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA. You authorize the deduction from the Salary Continuation Payments of the portion of such premiums for which you are responsible.

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The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Salary Continuation Payment is considered a separate payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below) (including without limitation Garden Leave Pay as defined therein), the Severance Benefits to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason, or due to your death or disability (the latter as determined by the Company in good faith), you will be entitled to the Accrued Obligations but not to the Severance Benefits.

9. Definitions.

(a) “Cause” means: (i) your material misconduct with respect to any of your duties or responsibilities, including without limitation unlawful harassment and misappropriation of funds or property of the Company or any of its affiliates; (ii) your commission of, indictment for, conviction of or plea of guilty or nolo contendere with respect to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or its affiliates if you were retained in your position; (iv) continued non-performance by you of any of your material responsibilities hereunder (other than by reason of your physical or mental illness, incapacity or disability); (v) a breach by you of the Restrictive Covenant Agreement or any other confidentiality or restrictive covenant obligation you have to the Company or any Company affiliate; or (vi) a material violation by you of any of the Company’s written employment policies. If the Company has terminated you without Cause or you have resigned and after the Date of Termination, matters constituting Cause become known to the Company, or if you resign after the Company learns of matters constituting Cause but before the Company is able to effect a termination for Cause, the Company may in any such case, by written notice to you, treat such termination as being for Cause. Any determination of Cause shall be made by the Board in its sole discretion, and such determination shall be conclusive.

(b) Good Reason. “Good Reason” means that you have complied with the Good Reason Process (defined below) following the occurrence of any of the following “Good Reason Conditions”: (i) a material diminution in your responsibilities and duties (not including a mere title change or restructured reporting relationships), provided that a reduction in responsibilities and duties solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the CMO of the Company remains the CMO of the Company following a Company change in control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the CMO of the acquiring corporation) will not constitute Good Reason”; (ii) a material diminution of more than 10% in your Base Salary and target bonus percentage, except for

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across-the-board salary and/or target bonus reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation by the Company of the physical Company office to which you report by more than fifty (50) miles from the location as date of this Agreement. “Good Reason Process” means that (A) you reasonably determine in good faith that a Good Reason Condition has occurred; (B) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

10. Confidential Information and Other Restricted Activities. As a condition of the commencement of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto. The Restrictive Covenant Agreement, along with any other confidentiality and restrictive covenant obligation you have to the Company or any of its affiliates, are referred to as the “Restrictive Covenant Obligations.” You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11. Obligations to Third Parties. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations (including with respect to noncompetition, nonsolicitation, invention assignment and the nondisclosure of confidential information) that would or may prohibit or materially inhibit you from performing your duties for the Company. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer. You further agree that you will not disclose or use confidential information of any former employer or other third party and that you will respect any other restrictive covenant obligation you have to any former employer or other third party.

12. Section 409A; Taxes. It is intended that the benefits provided under this letter (which includes the Restrictive Covenant Agreement) shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this letter shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

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13. Interpretation and Enforcement. This Agreement, including the Restrictive Covenant Obligations and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. Except as may otherwise be expressly provided in the Restrictive Covenant Obligations or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the law of the state in which you reside when you sign this Agreement (the “State”), excluding laws relating to conflicts or choice of law; (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State in connection with any Dispute or any claim related to any Dispute, and (iii) you and the Company waive any right to trial by jury with respect to such Dispute.

14. Assignment. You may not make any assignment of this Agreement or any interest in it. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Obligations) without your consent to any affiliate or to any other person or entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Miscellaneous. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chief Executive Officer or the Chairperson of the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs, each of which shall be an original and all of which together shall constitute one and the same instrument. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. This offer may be subject to your satisfactory completion of reference and background checks.

You acknowledge that you received the Restrictive Covenant Agreement along with this Agreement and at least ten (10) business days before your Start Date. Please indicate your acceptance of this offer by promptly signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement by December 24, 2024.

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Hemab Therapeutics

By:	/s/ Benny Sørensen
Benny Sørensen
Chief Executive Officer

12/24/2024

I have read and accept this employment offer:

/s/ Catherine Madigan
Catherine Madigan

Date:	12/24/2024

Enclosure:	Restrictive Covenant Agreement

101 Main Street, 12th Floor

Cambridge, MA 02140

April 16, 2026

Catherine Madigan

Re:	Amendment to Employment Offer

Dear Kate,

This letter agreement amendment (the “Amendment”) amends the offer letter (the “Offer Letter”) dated as of December 24, 2024 by and between you and Hemab Therapeutics Inc. (the “Company”). The Amendment will take effect immediately upon the closing date of the initial public offering (the “IPO”) of Hemab Therapeutics Holdings, Inc. (the “Amendment Effective Date”), provided that you remain employed by the Company on such date. Until the Amendment Effective Date, the Offer Letter (as in effect prior to this Amendment) will remain in full force and effect and continue to govern your employment with the Company. For the avoidance of doubt, if the contemplated IPO does not occur, this Amendment will not take effect and shall be null and void.

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree to the following changes to the Offer Letter, effective as of the Amendment Effective Date:

1.

Section 1 of the Offer Letter is hereby amended to delete the first sentence in its entirety and replace it with the following: “Your position will be Chief Medical Officer (“CMO”) of the Company and Hemab Therapeutics Holdings, Inc. (the “Parent”), reporting to Benny Sørensen, Chief Executive Officer.”

2.	Section 3 of the Offer Letter is hereby amended to replace “at the rate of $485,000 annually” with “at the annualized rate of $525,000”.

3.	Section 8 of the Offer Letter is hereby deleted in its entirety and replaced with the following:

8. Severance. If the Company terminates your employment without Cause (other than due to your death or disability, as determined by the Company in good faith) or you terminate your employment for Good Reason (in each case as defined below and either a “Qualifying Termination”) and provided you (i) enter into (within 60 days following the Date of Termination or such earlier date provided by the Company), do not revoke and comply with the terms of a separation and release of claims agreement (the “Release”) in a form to be provided by the Company, which Release shall include, without limitation, a general release of claims against the Company and related persons and entities, nondisparagement obligations, and a twelve-month post-employment noncompetition obligation; (ii) resign from any and all positions, including, without limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) comply with the Restrictive Covenant Agreement, then in addition to the Accrued Obligations, the Company will provide you with the severance benefits set forth in either (a) or (b) below, as applicable (the “Severance Benefits”):

(a) Termination Not in Connection with a Change in Control. If the Qualifying Termination occurs outside the period commencing on the date three (3) months prior to a Change in Control (as defined below) and ending on the date twelve (12) months following a Change in Control (the “Change in Control Period”), you will receive the following Severance Benefits: (i) for a period of nine (9) months from the date of the Qualifying Termination (the “Non-CIC Severance Period”), the Company will continue to pay to you your then current Base Salary, less all applicable taxes and withholdings, to be paid ratably in accordance with the Company’s regular payroll practices, beginning at such time as is set forth below (the “Non-CIC Salary Continuation Payments”); and (ii) if you are eligible for and timely elect continuation of group health plan benefits pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the end of the Non-CIC Severance Period, (y) the date you become eligible for health insurance benefits through another employer, and (z) the date you otherwise become ineligible for COBRA, continue to pay the share of the premiums for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation). You authorize the Company to deduct from your severance payments the portion of COBRA premiums for which you are responsible.

(b) Termination In Connection with a Change in Control. If the Qualifying Termination occurs during the Change in Control Period, you will receive the following Severance Benefits: (i) for a period of twelve (12) months from the date of the Qualifying Termination (the “CIC Severance Period”), the Company will continue to pay to you your then current Base Salary, less all applicable taxes and withholdings, to be paid ratably in accordance with the Company’s regular payroll practices, beginning at such time as is set forth below (the “CIC Salary Continuation Payments”); (ii) the Company will pay you an additional severance payment in an amount equal to one hundred percent (100%) of your target annual bonus for the year in which the Qualifying Termination occurs, to be paid during the CIC Severance Period in twelve (12) substantially equal monthly installments in accordance with the Company’s regular payroll practices; (iii) if you are eligible for and timely elect continuation of group health plan benefits pursuant to COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the end of the CIC Severance Period, (y) the date you become eligible for health insurance benefits through another employer, and (z) the date you otherwise become ineligible for COBRA, continue to pay the share of the premiums for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation); and (iv) the Company will accelerate the vesting of one hundred percent (100%) of your then outstanding unvested time-based equity awards, notwithstanding any provision to the contrary in any such equity awards. You authorize the Company to deduct from your severance payments the portion of COBRA premiums for which you are responsible.

The Non-CIC Salary Continuation Payments or the CIC Salary Continuation Payments, as applicable, (the “Salary Continuation Payments”) shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Salary Continuation Payment is considered a separate payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenant Agreement (including, without limitation, Garden Leave Pay as defined therein), the Severance Benefits to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenant Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you without Good Reason, or due to your death or disability, you will be entitled to the Accrued Obligations but not any Severance Benefits.

4.	Section 9 of the Offer Letter is hereby amended to add the following definition as Section 9(c):

(c) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this Section 9(c) the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 9(c)(iii) of this definition;

(ii) a change in the composition of the Board of Directors of the Parent (the “Parent Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Parent Board (or, if applicable, the Board of Directors of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Parent Board (x) who was a member of the Parent Board on the Amendment Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Parent Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Parent Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Parent or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

5.	The Offer Letter is hereby amended to replace Section 12 in its entirety with the following:

12.	Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

6.	The Offer Letter is hereby amended to add the following as Section 16:

16.	Parachute Payments.

(a) If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the IRS Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the IRS Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the IRS Code that would not otherwise be subject to taxes pursuant to Section 409A of the IRS Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the IRS Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the IRS Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the IRS Code.

(b) Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(c) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.

You agree to execute the Non-Competition and Non-Solicitation Agreement enclosed as Exhibit A hereto within ten (10) business days following your receipt of such Non-Competition and Non-Solicitation Agreement. You acknowledge that your eligibility to receive the Severance Benefits, subject to the terms and conditions of Section 2 above, is contingent upon your agreement to the non-competition provision set forth in the Non-Competition and Non-Solicitation Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligation. The Non-Competition and Non-Solicitation Agreement will take effect upon the later of (x) the eleventh (11th) business day following your receipt of the Non-Competition and Non-Solicitation Agreement, and (y) the Amendment Effective Date. Once effective, the Non-Competition and Non-Solicitation Agreement shall be deemed to amend the Restrictive Covenant Agreement (as defined in the Offer Letter) by superseding and replacing Section 8 of the Restrictive Covenant Agreement in its entirety (but not, for the avoidance of doubt, the remaining sections of the Restrictive Covenant Agreement, which remain unaltered and in full force and effect).

8.	Except as expressly modified by this Amendment, all terms of the Offer Letter and Restrictive Covenant Agreement remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing below.

Very truly yours,

HEMAB THERAPEUTICS INC.

/s/ Benny Sørensen
Benny Sørensen
Chief Executive Officer

I have read and accept this Amendment to my Offer Letter:

/s/ Catherine Madigan	4/16/2026
Catherine Madigan	Date

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT